Exhibit 99.1

XTENT Announces First Quarter 2007 Financial Results

MENLO PARK, Calif., May 8, 2007 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the first quarter ended March 31, 2007.

The company reported a net loss of $7.9 million for the first quarter of 2007, compared to a net loss of $4.1 million for the same period last year.  The net loss attributable to common stockholders was $7.9 million, or $0.55 per share, in the first quarter of 2007, compared to $9.8 million, or $3.92 per share, in the first quarter of 2006.  The company’s net loss per share attributable to common stockholders for the first quarter of 2007 was based on weighted average shares outstanding of 14.5 million as compared to 2.5 million weighted average shares outstanding at March 31, 2006. At March 31, 2007, XTENT had cash, cash equivalents and short-term investments of $85.7 million.

Research and development expenses increased to $6.2 million in the first quarter of 2007 from $3.3 million for the same period last year, primarily due to an increased number of research and development personnel, expenditures to support XTENT’s clinical trials and non-cash stock-based compensation expenses.  General and administrative expenses increased to $2.5 million in the first quarter of 2007 from $941,000 for the same period last year, primarily due to an increased number of finance and marketing personnel, expenses for professional services, expenses associated with operating as a public company and non-cash stock-based compensation expenses.

On February 6, 2007, the company completed an initial public offering of 4,700,000 shares at $16.00 per share.  Net proceeds from the offering were approximately $68.2 million after deducting underwriting discounts, commissions and offering expenses.

Conference Call and Webcast Information

The company will hold a conference call today at 2 p.m., Pacific Time (5 p.m. Eastern Time). The call will be hosted by Gregory D. Casciaro, XTENT’s President and Chief Executive Officer, and Tim Kahlenberg, Chief Financial Officer.

The teleconference can be accessed via the investor relations section of the Company’s website at http://investor.xtentinc.com/events.cfm or by calling 800-289-0533 (domestic), 913-981-5525 (international). Please dial in or access the website 5 to 10 minutes prior to the beginning of the call.

An online archive of the webcast will be available for a minimum of three months by accessing the investor relations portion of the company’s website at http://investor.xtentinc.com.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

XTENT, Inc.

(a development stage company)

Condensed Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Operating expenses:
Research and development	$6,223	$3,274
General and administrative	2,461	941

Total operating expenses	(8,684)	(4,215)

Loss from operations	(8,684)	(4,215)

Interest income	749	108

Net loss	(7,935)	(4,107)

Deemed dividend related to beneficial conversion feature of redeemable convertible preferred stock	—	(5,678)

Net loss attributable to common stockholders	$(7,935)	$(9,785)

Net loss per share attributable to common stockholders - basic and diluted	$(0.55)	$(3.92)

Weighted-average common shares outstanding used in per share calculations	14,482	2,493

XTENT, Inc.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	March 31, 2007	March 31, 2006

Cash, cash equivalents and short-term investments	$85,678	$23,105
Working capital	83,037	21,066
Total assets	89,544	27,121

Redeemable convertible preferred stock	—	75,593
Deficit accumulated during the development stage	(62,001)	(54,066)
Total stockholders’ equity (deficit)	85,958	(50,780)

                Investor Relations:  Tim Kahlenberg, Chief Financial Officer, 650-475-9400, or
                tkahlenberg@xtentinc.com

                Media Relations:  Danielle Bertrand, Media Relations, 415-946-1056, or
                dbertrand@weisscommpartners.com